As filed with the Securities and Exchange Commission on April 24, 2023

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Delaware	45-3052669
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

15 Koch Road

Corte Madera, CA 94925
(415) 924-1005

(Address, including zip code, of principal executive offices)

RH 2023 Stock Incentive Plan

(Full title of the Plan)

Jack Preston

Chief Financial Officer

RH

15 Koch Road

Corte Madera, CA 94925 (415) 924-1005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Gavin B. Grover, Esq. John M. Rafferty, Esq. Morrison & Foerster LLP 425 Market Street

San Francisco, California 94105 (415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

RH, a Delaware corporation (the “Registrant” or “Company”), is filing this registration statement on Form S-8 (the “Registration Statement”) to register the issuance of 3,000,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”), reserved under the RH 2023 Stock Incentive Plan (the “2023 Stock Incentive Plan”). The 2023 Stock Incentive Plan was described in the Company’s revised definitive proxy statement, filed with the United States Securities and Exchange Commission (the “Commission”) on March 6, 2023, and was approved by the Company’s shareholders on April 4, 2023.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2023 Stock Incentive Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated herein by reference:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, filed with the Commission on March 29, 2023.

b.	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 3, 2023 and April 5, 2023.

c.	The description of the Registrant’s Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, filed with the Commission on March 29, 2023, which description is incorporated herein by reference.

All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such report or other document. The Registrant is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by Delaware law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Amended and Restated Bylaws of the Company (the “Bylaws”) provide that each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, investigation, or proceeding, and any appeal thereof, whether civil, criminal, administrative, arbitrative, or investigative or otherwise and/or any inquiry or investigation, whether formal or informal, conducted by the Company or any other party, that such person in good faith believes might lead to the institution of any such action (a “Proceeding”), related to or arising out of the fact that such person, or a person of whom he is the legal representative, is or was a director or officer, or an agent with whom the Company has executed an indemnification agreement, or while a director or officer is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or related to or arising out of anything done or not done by such person in any such capacity (an “Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL (subject to the exceptions contained in the Bylaws and any other agreement) against any and all expenses, liability, and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Indemnitee as a result of the actual or deemed receipt of any payments under the Bylaws) reasonably incurred or suffered by such person in connection with such Proceeding. Expenses incurred by an Indemnitee in defending a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding, provided, however, that if required by the DGCL, or any other agreement between the Indemnitee and the Company, such expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in the Bylaws or otherwise. Expenses incurred by other employees or agents of the Company may be advanced upon such terms and conditions as the board of directors deems appropriate. Any obligation to reimburse the Company for expense advances shall be unsecured and no interest shall be charged thereon. The indemnification and expense advancement rights conferred by the Bylaws shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant has entered into indemnification agreements with each of its executive officers and directors, in addition to indemnification provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The Registrant has purchased and intends to maintain insurance on behalf of itself and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit
Number	Description
4.1*

Restated Certificate of Incorporation of RH, incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, filed on March 29, 2017.

4.2*	Amended and Restated Bylaws of RH, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on March 3, 2017.
4.3*	Form of RH Common Stock Certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, filed on March 29, 2017.
4.4*	RH 2023 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 5, 2023.
4.5	Form of Restricted Stock Unit Award Agreement under RH 2023 Stock Incentive Plan.
4.6	Form of Option Award Agreement under RH 2023 Stock Incentive Plan.
5.1	Opinion of Morrison & Foerster LLP.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this Registration Statement).
107.1	Filing Fee Table.

*	Incorporated by reference to exhibits previously filed.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corte Madera, State of California, on April 24, 2023.

RH

By:	/s/ Jack Preston
Jack Preston Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary Friedman and Jack Preston, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 24, 2023.

/s/ Gary Friedman Gary Friedman Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	/s/ Jack Preston Jack Preston Chief Financial Officer (Principal Financial Officer)
/s/ Christina Hargarten Christina Hargarten Chief Accounting Officer (Principal Accounting Officer)	/s/ Carlos Alberini Carlos Alberini Director
/s/ Keith Belling Keith Belling Director	/s/ Eri Chaya Eri Chaya Director
/s/ Mark Demilio Mark Demilio Director	/s/ Hilary Krane Hilary Krane Director
/s/ Katie Mitic Katie Mitic Director	/s/ Ali Rowghani Ali Rowghani Director
/s/ Leonard Schlesinger Leonard Schlesinger Director